Exhibit 99.1

Covalent Reports 2005 Fourth Quarter And Year End

Financial Results and Summary Balance Sheet Data

Company to Hold Conference Call at 9:00 AM on Wednesday, March 22, 2006

WAYNE, PA, March 21, 2006 — Covalent Group, Inc. (Nasdaq: CVGR) (“Covalent”), a leader in the design and management of complex clinical trials and patient disease registries for the pharmaceutical, biotechnology and medical device industries, today announced its financial results for the fourth quarter and year ended December 31, 2005 (see attached tables).

2005 Business and Financial Highlights

•	Operating and net losses narrow significantly from prior year periods due to cost controls and emphasis on operating efficiencies;

•	Cash and cash equivalents increase to $7.1 million at December 31, 2005 from $3.2 million at December 31, 2004 due to strong operating cash flow;

•	Signs $19.1 million in new contracts during 2005;

•	Backlog rises 51% to $22.7 million at December 31, 2005 versus December 31, 2004.

Kenneth M. Borow, M.D., President and Chief Executive Officer, commented, “We are definitely making significant progress in our efforts to return to profitability. During the fourth quarter of 2005 we had lower revenues than projected due to unexpected regulatory delays in several key studies. By the end of the first quarter of 2006, all of these delayed studies will have restarted. Even more significant from our perspective is the $7.7 million, or 51%, increase in our backlog at December 31, 2005. This new business momentum has continued into 2006. Today, we are also announcing the signing of contracts with an aggregate total of $3.2 million. Over the past two months alone and including these contract wins, Covalent has announced $8.9 million of new business contracts. This represents five new business announcements with seven different clients, four of whom are new to Covalent. We anticipate that revenue recognition for all of these contracts will begin by 2Q06. Looking forward, we believe that our strategic partnership with Sudler and Hennessey, a Young and Rubicam brand company, will contribute directly to our success in winning Patient Disease Registry contracts in the coming months.”

Dr. Borow continued, “While we are pleased with our progress in winning new business, we believe that the recently announced business combination agreement with Remedium Oy has the potential to produce operating results which can far surpass those generated by Covalent alone. The combined entity, to be named Encorium BioSolutions, Inc., will offer advanced consulting services, cost efficient clinical research operations, and support for Patient Disease Registries and post-marketing drug surveillance across 26 countries in North America, Scandinavia, and Europe. The size and scale of this new company should immediately increase our competitive position for the larger, more profitable Phase III contracts. At closing, we expect the Company to have a combined backlog of $35-40 million with a goal of $100 million in annualized net revenue by 2010.”

2005 Fourth Quarter Financial Results

Net revenue for the fourth quarter of 2005, excluding reimbursement revenue, was $2.1 million, as compared to $2.7 million for the comparable prior year period. This decline was due to unexpected regulatory delays in several key studies.

Net operating expenses for the quarter ended December 31, 2005, excluding the reimbursement for out-of-pocket expenses, decreased 29% to $2.9 million from $4.1 million for the comparable prior year period. This decrease resulted principally from headcount reductions due to the lower level of clinical trial activities conducted by the Company during the fourth quarter of 2005 compared to 2004.

Net loss for the fourth quarter of 2005 was $659 thousand or $0.05 per share, compared to a net loss of $1.4 million, or $0.10 per share, for the comparable prior year period.

2005 Year End Financial Results

Net revenue for the year ended December 31, 2005, excluding reimbursement revenue, was $10.4 million versus $13.6 million for 2004, largely due to the above-mentioned regulatory delays affecting the fourth quarter and latter half of 2005.

Net operating expenses for the year ended December 31, 2005, excluding the reimbursement for out-of- pocket expenses, were reduced by $7.0 million to $12.0 million from $19.0 million in 2004. For 2005, there was a $5.9 million decrease in direct expenses to $7.4 million, or 72% of net revenue, from $13.4 million, or 98% of net revenue, in 2004. SG&A expenses decreased by approximately $900 thousand to $4.1 million due principally to a $400 thousand decrease in bad debt expense as well as reductions in administrative personnel related to ongoing cost controls.

Net loss for the year ended December 31, 2005 narrowed significantly to $1.5 million, or $0.11 per share, from a net loss of $4.2 million, or $0.32 per share, in 2004.

Backlog

In the fourth quarter of 2005, Covalent secured $2.5 million in new business contracts, bringing year-to-date 2005 new business awards to $19.1 million. The Company’s backlog was approximately $22.7 million at December 31, 2005 compared to approximately $15 million at December 31, 2004, an increase of $7.7 million, or 51%.

Strong Financial Position

Covalent Group’s balance sheet at December 31, 2005 reflected cash and cash equivalents of $7.1 million compared with $3.2 million as of December 31, 2004. This increase resulted principally from cash provided from operating activities of approximately $4.1 million, which included a one-time income tax refund of $1.1 million.

Investor Conference Call

Covalent Group will hold a conference call on Wednesday, March 22, 2006 at 9:00 AM ET to discuss fourth quarter results. To participate in the live call by telephone, please dial (866) 550-5902, or for international callers, please dial (706) 643-2029.

Those interested in listening to the conference call live via the Internet may do so by visiting the Company’s Web site at www.covalentgroup.com, or by using the following link: http://audioevent.mshow.com/293562. Please go to the Web site 15 minutes prior to the scheduled start to register, download, and install any necessary audio software. A webcast audio replay will be available through April 15, 2006. A telephone audio replay will also be available through March 29, 2006, by dialing (800) 642-1687 from the U.S., or (706) 645-9291 for international callers, and entering conference ID number 6615207 when prompted.

About Covalent Group, Inc.

Covalent Group, Inc. is a clinical research organization that is a leader in the design and management of complex clinical trials and Patient Disease Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical development programs. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, vaccines, infectious diseases, gene therapy, immunology, neurology, oncology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Covalent believes that its leadership in the design of complex clinical trials, its therapeutic expertise and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. With its wholly-owned international subsidiary, Covalent Group, Ltd., Covalent is able to meet the North American and Western European drug development needs of its clients. For more information, please visit www.covalentgroup.com.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties;(xi) our backlog may not be indicative of future revenues and may not generate the revenues expected;(xii) our ability to successfully integrate the businesses of Covalent and Remedium and (xiii) the performance of the combined business to operate successfully and generate growth. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Covalent Group’s SEC filings, including its Annual Report on Form

10-K for the year ended December 31, 2004 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group’s investor relations department or The Equity Group Inc.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Covalent Group, Inc.		The Equity Group Inc.
Lawrence R. Hoffman, CPA, Esq.		Adam Prior: (212) 836-9606
Chief Financial Officer		Devin Sullivan: (212) 836-9608
(610) 975-9533		www.theequitygroup.com
www.covalentgroup.com

Covalent Group, Inc.

Consolidated Condensed Statements of Operations

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Net revenue	$2,147,469	$2,651,849	$10,403,079	$13,589,614
Reimbursement revenue	256,172	536,638	2,323,921	5,387,731

Total Revenue	2,403,641	3,188,487	12,727,000	18,977,345

Operating Expenses
Direct	1,769,064	2,828,426	7,441,145	13,360,367
Reimbursement out-of-pocket expenses	256,172	536,638	2,323,921	5,387,731
Selling, general and administrative	979,726	1,067,428	4,076,696	4,942,316
Depreciation and amortization	118,167	157,517	510,338	758,779

Total Operating Expenses	3,123,129	4,590,009	14,352,100	24,449,193

Loss from Operations	(719,488)	(1,401,522)	(1,625,100)	(5,471,848)
Interest Income	63,403	8,830	150,112	13,625
Interest Expense	(2,745)	(2,389)	(9,751)	(10,425)

Net Interest Income (Expense)	60,658	6,441	140,361	3,200

Loss before Income Taxes	(658,830)	(1,395,081)	(1,484,739)	(5,468,648)
Income Tax Benefit	—	(34,725)	—	(1,245,353)

Net Loss	$(658,830)	$(1,360,356)	$(1,484,739)	$(4,223,295)

Net Loss per Common Share

Basic	$(0.05)	$(0.10)	$(0.11)	$(0.32)
Diluted	$(0.05)	$(0.10)	$(0.11)	$(0.32)

Weighted Average Common and Common Equivalent Shares Outstanding
Basic	13,348,269	13,702,365	13,346,915	13,238,778
Diluted	13,348,269	13,702,365	13,346,915	13,238,778

Covalent Group, Inc.

Consolidated Condensed Balance Sheets

	December 31, 2005	December 31, 2004
Assets
Current Assets
Cash and cash equivalents	$7,104,081	$3,165,986
Restricted cash	1,009	145,612
Accounts receivable, less allowance of $35,093 and $40,000 at December 31, 2005 and December 31, 2004, respectively	1,109,781	5,209,950
Prepaid expenses and other	312,408	158,287
Prepaid taxes	13,040	1,132,315
Costs and estimated earnings in excess of related billings on uncompleted contracts	383,598	1,667,947

Total Current Assets	8,923,917	11,480,097

Property and Equipment, Net	897,189	1,321,139
Other Assets	21,665	21,665

Total Assets	$9,842,771	$12,822,901

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$405,384	$1,101,788
Accrued expenses	231,249	392,385
Obligations under capital leases	26,314	23,709
Billings in excess of related costs and estimated earnings on uncompleted contracts	1,344,794	1,770,275
Customer advances	1,020,102	1,080,469

Total Current Liabilities	3,027,843	4,368,626

Long Term Liabilities
Obligations under capital leases	36,995	63,309
Other liabilities	465,369	581,710

Total Long Term Liabilities	502,364	645,019

Total Liabilities	3,530,207	5,013,645

Stockholders’ Equity
Common stock, $.001 par value 25,000,000 shares authorized, 13,501,333 and 13,495,534 shares issued and outstanding respectively	13,502	13,496
Additional paid-in capital	12,028,415	12,017,822
Accumulated deficit	(5,418,116)	(3,933,377)
Accumulated other comprehensive income	147,737	170,289

Less:	6,771,538	8,268,230
Treasury stock, at cost, 152,932 shares	(458,974)	(458,974)

Total Stockholders’ Equity	6,312,564	7,809,256

Total Liabilities and Stockholders’ Equity	$9,842,771	$12,822,901